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EXHIBIT 99.1

[WASHINGTON GROUP INTERNATIONAL, INC. LETTERHEAD]

NEWS RELEASE

November 21, 2002

WASHINGTON GROUP NAMES EARL L. WARD
VICE PRESIDENT & TREASURER

        Boise, Idaho—Washington Group International, Inc. (OTC BB: WGII) today announced that Earl L. Ward has been named corporate vice president and treasurer. He previously served as senior vice president, finance and accounting of the company's Washington Engineering & Environment, and Washington Defense business units.

        "Earl Ward is a valuable addition to our finance team," said George H. Juetten, Washington Group's executive vice president and chief financial officer. "He has more than 20 years of experience as a high-level operational and financial executive, including responsibilities for banking relationships, cash management, cash flow and other vital aspects of treasury operations."

        Ward replaces Frank S. Finlayson, who has been named senior vice president—project development.

        Ward joined Washington Group in 1999 as senior vice president and chief financial officer of Aiken, South Carolina-based Washington Government. When that organization was split into Washington Energy & Environment, and Washington Defense late last year, he was assigned to work for both business units.

        Prior to joining Washington Group, Ward spent 19 years with Honeywell Inc. where his final assignment was group controller—Space Systems. During his career at Honeywell he also served as director of treasury operations where he was responsible for trade finance, including letters of credit, capital markets and commercial paper programs, working capital initiatives and banking relationships.

        Ward graduated from the University of Colorado with a finance degree and earned an MBA from the University of Southern California.

        Washington Group International, Inc., is a leading international engineering and construction firm. With more than 32,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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WASHINGTON GROUP NAMES EARL L. WARD VICE PRESIDENT & TREASURER